Exhibit 99.1

Organicell Reports Positive Results from Compassionate Use of Organicell Flow in Severely Ill COVID-19 Patients

Miami, FL (May 27, 2020) – Organicell Regenerative Medicine, Inc. (OTCBB:BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced today a health update for two critically ill COVID-19 patients who were treated at Landmark Hospital in Athens, GA with the Company’s Organicell Flow product. These patients were treated under the two recently approved Emergency Compassionate Use Investigational New Drug applications (eINDs) by the U.S. Food and Drug Administration (FDA).

Upon receiving FDA approval of the eIND on May 11, 2020, the Company and Landmark Hospital immediately treated the two critically ill COVID-19 patients, in their mid to late 70s, with Organicell Flow. Treatment with Organicell Flow resulted in a remarkable improvement in their clinical status, lung and renal function confirmed by follow up chest X-rays and lab data. These patients are no longer intubated, are alert and oriented with stable vital signs and oxygenation. Other organs such as the brain, heart and liver commonly affected in patients who had the SARS-CoV-2 virus have all shown progressive improvement in their function.

Dr. George Shapiro, Chief Medical Officer of Organicell stated, “We are very pleased that Organicell Flow, administered intravenously, has to date met all of the primary objectives of safety and secondary clinical objectives of improved ICU status and reduction in the sequential organ failure assessment (SOFA) score.”

Dr. Anthony Sagel, Chief of Medical Staff at Landmark hospital and treating physician for both patients said, “The first patient has improved considerably and is now off the ventilator with normal appearing lungs on their chest X-ray. In addition, their mental status continues to improve along with normal kidney function. The second patient has also been systemically improving, including their kidney and respiratory function. Their acute delirium has improved, and is communicating well with family. Both patients are ready to be discharged from the ICU.”

Worldwide clinical experiences have shown that the progressive decline in lung function is the main cause of death in patients infected with COVID-19 disease, and patients who are admitted to the ICU requiring mechanical ventilation (Intubation) has revealed high mortality rates. Both patients in the current study were severely ill with underlying health conditions and severe multi-organ failure. Under the defined protocols of the clinical trials, each of the above patients will continue to be monitored on their health vitals for a total period of 60 days. Based upon the continued favorable results, Organicell may seek other approvals to treat other severely ill patients.

About Organicell Regenerative Medicine, Inc.:

Organicell Regenerative Medicine, Inc. is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

About Landmark Hospitals:

Landmark provides solutions for patients who face a hospital discharge, yet still require acute medical care. These patients require a higher level of care for a longer period than the average hospital offers; but they are not yet ready to transfer to a sub-acute care facility. Landmark brings exciting new technologies and experienced management for the primary task of providing patients with the best medical care available as they continue their journey toward healing. For more information regarding Landmark Hospitals, visit https://www.landmarkhospitals.com.

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Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company's periodic reports that are filed with the SEC and available on the SEC's website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

RooneyPartners

Marion Janic

646-537-5649

mjanic@rooneyco.com

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